                                                                    EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            D&E COMMUNICATIONS, INC.
                           CONESTOGA WIRELESS COMPANY

                                       AND

                             KEYSTONE WIRELESS, LLC

                          Dated as of November 12, 2002
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                                TABLE OF CONTENTS

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
ARTICLE 1 PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES...............................................1
      1.1   Sale and Purchase of Assets...........................................................................1
      1.2   Excluded Assets.......................................................................................2
      1.3   Assumed Liabilities...................................................................................3
      1.4   Excluded Liabilities..................................................................................3
      1.5   Deposit...............................................................................................4
      1.6   Purchase Price Computation and Payment................................................................4
      1.7   Closing Date.........................................................................................10
      1.8   Closing Date Deliveries..............................................................................10
      1.9   Further Assurances...................................................................................11
ARTICLE 2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLING GROUP.............................................12
      2.1   Due Organization; Power and Authority................................................................12
      2.2   Authority............................................................................................12
      2.3   Financial Statements.................................................................................13
      2.4   Operations Since the Balance Sheet Date..............................................................13
      2.5   No Undisclosed Liabilities...........................................................................14
      2.6   Taxes................................................................................................14
      2.7   Availability of Assets and Legality of Use...........................................................15
      2.8   Real Property........................................................................................15
      2.9   Accounts Receivable..................................................................................15
      2.10  Licenses.............................................................................................16
      2.11  Title to Property....................................................................................16
      2.12  Employee Relations...................................................................................16
      2.13  Status of Contracts..................................................................................17
      2.14  No Violations, Litigation or Regulatory Action.......................................................17
      2.15  Environmental Matters................................................................................17
      2.16  Insurance............................................................................................18
      2.17  Subscribers..........................................................................................18
      2.18  Customers............................................................................................19
      2.19  Intellectual Property................................................................................19
      2.20  Broker or Finder.....................................................................................19
      2.21  Inventory............................................................................................19
      2.22  Disclosure...........................................................................................19
ARTICLE 3 REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.....................................................20
      3.1   Organization of Buyer................................................................................20
      3.2   Authority of Buyer...................................................................................20
      3.3   Absence of Litigation................................................................................20
      3.4   No Broker or Finder..................................................................................20
      3.5   Sufficient Funds and Financing.......................................................................21
ARTICLE 4 ACTIONS PRIOR TO THE CLOSING DATE......................................................................21
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
      4.1   Access to Information................................................................................21
      4.2   Preserve Accuracy of Representations and Warranties..................................................21
      4.3   Interim Operations, Management and Oversight.........................................................22
      4.4   Consents and Approvals...............................................................................22
      4.5   FCC Compliance.......................................................................................23
      4.6   No Public Announcements..............................................................................23
      4.7   Formalization of Intercompany Agreements.............................................................23
      4.8   No Solicitation......................................................................................24
      4.9   Tax Clearance........................................................................................25
ARTICLE 5 OTHER AGREEMENTS.......................................................................................25
      5.1   Non-Competition Agreement............................................................................25
      5.2   Selling Group's Employees............................................................................26
      5.3   BTS Agreement........................................................................................26
      5.4   Nortel Agreement.....................................................................................28
      5.5   Books and Records....................................................................................28
      5.6   No Other Warranties; Survival........................................................................28
      5.7   Bulk Sales...........................................................................................28
      5.8   Use of "Conestoga" Name..............................................................................29
      5.9   Reading Royals Agreement.............................................................................29
ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER...........................................................29
      6.1   No Misrepresentation or Breach of Covenants and Warranties...........................................29
      6.2   No Restraint or Litigation...........................................................................30
      6.3   Necessary Actions,...................................................................................30
      6.4   Legal Opinion........................................................................................30
      6.5   Other Documentation..................................................................................30
ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLING GROUP...................................................30
      7.1   No Misrepresentation or Breach of Covenants and Warranties...........................................30
      7.2   No Restraint or Litigation...........................................................................31
      7.3   Legal Opinion........................................................................................31
      7.4   Required Consents....................................................................................31
      7.5   Other Documentation..................................................................................31
ARTICLE 8 INDEMNIFICATION........................................................................................31
      8.1   Indemnification by Selling Group.....................................................................31
      8.2   Indemnification by Buyer.............................................................................32
      8.3   Limitation of Damages................................................................................32
      8.4   Notice of Claims.....................................................................................33
      8.5   Set-Off..............................................................................................34
      8.6   Exclusivity..........................................................................................34
ARTICLE 9 TERMINATION............................................................................................34
      9.1   Termination..........................................................................................34
      9.2   Remedies.............................................................................................35
      9.3   Risk of Loss.........................................................................................35
ARTICLE 10 GENERAL PROVISIONS....................................................................................36
      10.1  Confidential Nature of Information...................................................................36
      10.2  Governing Law........................................................................................36
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
      10.3  Notices..............................................................................................36
      10.4  Successors and Assigns...............................................................................37
      10.5  Entire Agreement; Amendments.........................................................................38
      10.6  Waivers..............................................................................................38
      10.7  Expenses.............................................................................................38
      10.8  Sales and Transfer Taxes.............................................................................38
      10.9  Execution of Counterparts............................................................................38
      10.10    Control Rights....................................................................................38
      10.11    Headings; Knowledge of Selling Group..............................................................39
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                                      iii
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                                    SCHEDULES

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
      I                                       Markets
      1.1(a)                                  Fixed Assets
      1.1(b)                                  Contracts
      1.1(c)                                  Licenses
      1.1(f)                                  Books and Records
      1.2(b)                                  Contracts Not Assumed
      2.2                                     Required Consents
      2.4(b)                                  Operations
      2.6                                     Taxes
      2.7                                     Condition of Fixed Assets
      2.8(b)                                  Leased Real Property
      2.8(b)(1)                               Missing Lease Information Supplied by
                                              Selling Group
      2.9                                     Accounts Receivable
      2.11                                    Title to Property
      2.12                                    Employee Relations
      2.13                                    Contracts
      2.14                                    Litigation
      2.15                                    Environmental Matters
      2.16                                    Insurance
      2.19                                    Intellectual Property
      2                                       Missing Documentation
      4.3                                     Interim Operations
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                     EXHIBITS

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
      1.5                                     Form of Deposit Escrow Agreement
      1.6(d)(iii)(1)                          Form of Convertible Secured Note
      1.6(d)(iii)(2)                          Form of Security Agreement
      1.8(a)(i)                               Form of General Assignment and Bill of
                                                Sale

      1.8(b)(iii)                             Form of Assumption Agreement
      4.4                                     Form of Consent and Estoppel Certificates
      4.7(a)                                  Form of Interconnection Agreement
      4.7(c)(1)                               Form of Buffalo Valley Telephone Lease
                                                Agreement

      4.7(c)(2)                               Form of Conestoga Telephone and Telegraph
                                                Lease Agreement

      4.7(d)                                  Form of Pikeville Lease Agreement
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
      6.4(1)                                  Form of Selling Group Legal Opinion

                                                (Corporate Matters)
      6.4(2)                                  Form of Selling Group Legal Opinion (FCC
                                                Matters)
      7.3                                     Form of Buyer Legal Opinion
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                                       v
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                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT ("Agreement"), dated as of November 12, 2002, is by and among D&E COMMUNICATIONS, INC., a Pennsylvania corporation ("D&E") and CONESTOGA WIRELESS COMPANY, a Pennsylvania corporation ("CWC"), (D&E and CWC are sometimes hereinafter collectively referred to as the "Selling Group"), and KEYSTONE WIRELESS, LLC, a Delaware limited liability company ("Buyer").

      CWC owns and operates all of the business, assets and rights related to the business of providing mobile wireless services in the Basic Trading Areas (BTA's) ("Markets") identified on Schedule I attached hereto and made a part hereof (collectively, the "System"). Buyer desires to purchase, and CWC desires to sell, substantially all of the assets of CWC used in or related to the System, and in connection therewith, Buyer will assume certain liabilities of Selling Group, all upon the terms and subject to the conditions set forth herein.

      The parties agree, for good and valuable consideration, as follows:

                                   ARTICLE 1

            PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

      1.1 Sale and Purchase of Assets.

      On the terms and subject to the conditions set forth in this Agreement, CWC shall, on the Closing Date (as defined below), sell, transfer and assign, to Buyer, and Buyer shall purchase from CWC, the entire right, title and interest in and to all of the assets and rights of CWC used in the System (other than the Excluded Assets (as defined in Section 1.2 below)) (collectively, the "Assets"), free and clear of all liens, security interests, pledges, encumbrances, claims and equities of every kind other than the Permitted Exceptions (as defined below), including, without limitation, the following:

            (a) Fixed Assets and Personal Property. All fixed assets and personal property of every type or description used by CWC in connection with the System and owned by CWC, including without limitation, all transmitters/receivers, towers and antennas, switching equipment, computer hardware and all spare parts, accessories and supplies related thereto ("Fixed Assets"). All of such Fixed Assets are identified on Schedule 1.1(a) attached hereto and made a part hereof.

            (b) Leases, Contracts, Options and Other Obligations. All leases, contracts, options, manufacturers' warranties and other rights related to the System set forth on Schedule 1.1(b) attached hereto and made a part hereof ("Contracts").

            (c) Licenses and Certificates. All authorizations, grants, permits and other licenses, including, without limitation, all licenses and certificates from the United States Federal Communications Commission (the "FCC"), United States Federal Aviation Administration ("FAA") and applicable state regulatory commissions (individually, a "State Commission" and collectively, the "State Commissions"), issued in connection with the System on or before the Closing Date, and all applications and construction permits related thereto ("Licenses"). All of such Licenses are identified on Schedule 1.1(c) attached hereto and made a part hereof.

            (d) Current Assets. All current assets of CWC on the Closing Date including, without limitation, prepaid expenses and trade and other accounts and notes receivable, if any, but only to the extent such current assets are included in the Working Capital Adjustment (as described in Section 1.6(a) below) ("Current Assets").

            (e) Mobile Telephone Units. All mobile telephone units and related components, spare parts and accessories, owned, used or leased and either
      (i) related to the System and either maintained in inventory or shipped by a supplier and en-route for delivery on the Closing Date to the extent that with respect to such en-route property title has transferred to CWC upon shipment or (ii) related to the System and in the custody of customers of the System (on a rented or leased basis) or repair or service personnel on the Closing Date ("Mobile Phones").

            (f) Other Assets and Rights. All computer software including source and object codes, accounting data, trade secrets, customer lists, supplier lists, including rights under any acquisition agreement or agreements whereby the Assets were acquired, rights under any pending lawsuits or claims (other than claims related to tax matters, claims related to Excluded Assets, Excluded Liabilities and other claims for which Selling Group indemnifies Buyer in accordance with Section 8.1), books and records and other tangible and intangible property, including goodwill and covenants not to compete; each only as used in or related exclusively to the System, provided, however, that Selling Group shall, both prior to and after the Closing, provide copies of, or access to, the books and records identified on Schedule 1.1(f) which are not exclusively used in the System but are necessary in connection with the operation of the System. As used in this Agreement, "Affiliate" of a Person shall mean any other Person directly or indirectly owning, controlling or holding, with power to vote, ten percent (10%) or more of the outstanding voting securities of such first-named Person; and any other Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly controlled by or under common control with such first-named Person. As used herein, the term "control," together with "controlled," "controlling" or similar variants used herein, means the possession, directly or indirectly, of the power to direct or cause the direction and management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and includes all directors and executive officers thereof.

      1.2 Excluded Assets.

      Selling Group shall not sell, transfer and assign, and Buyer shall not acquire, the following assets of CWC used in connection with the System (collectively, "Excluded Assets"):

            (a) any rights or obligations under and pursuant to a certain Build-To-Suit Agreement dated June 29, 2001 ("BTS Agreement") between certain members of Selling Group and/or their Affiliates, and Mountain Union Telecom, LLC ("Mountain Union"),


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            (b) any contracts, leases or other agreements not identified on
      Schedule 1.1(b) attached hereto, including, without limitation, the contracts, leases or agreements identified on Schedule 1.2(b) attached hereto,

            (c) all cash, cash equivalents and marketable securities, and

            (d) any tax refund of any member of Selling Group or any subsidiary or Affiliate of Selling Group for periods on or prior to the Closing Date.

      1.3 Assumed Liabilities.

      Concurrent with the transfer of the Assets to Buyer on the Closing Date, Buyer shall assume or undertake solely and only (a) the Current Liabilities (as defined in Section 1.6 below) but only to the extent such Current Liabilities are included in the Working Capital Adjustment (as defined in Section 1.6(a) below), (b) the obligations under the Contracts relating to events occurring from and after the Closing Date, and (c) any liability, obligation or commitment arising from the operation of the System or ownership of the Assets after the Closing Date (the "Assumed Liabilities").

      1.4 Excluded Liabilities.

      Except for the Assumed Liabilities, Buyer will not assume or otherwise be responsible for any liabilities or obligations of the Selling Group, whether attributable to the System, the Markets, or otherwise, direct or indirect, known or unknown, absolute or contingent, and, by way of illustration but not limitation, for any of the following liabilities, obligations, or commitments of Selling Group (collectively, the "Excluded Liabilities"):

            (a) any foreign, federal, state, county or local income tax arising from the operation of the System or the ownership of the Assets prior to the Closing Date;

            (b) any liability to any Affiliates of CWC other than any liabilities relating to any period subsequent to the Closing Date which are included in the Contracts and other than any liabilities for goods or services provided by any Affiliates to CWC included in Current Liabilities;

            (c) any cost, broker's or finder's fee or expense incurred by Selling Group incident to the negotiation or preparation of this Agreement or the performance and compliance with the agreements and conditions contained herein;

            (d) any liability, obligation, or commitment to creditors (contingent or actual) or to any party holding a lien on any assets of Selling Group to the extent the value of such liability, obligation, commitment or lien is not included in Current Liabilities (as defined in Section 1.6 below) other than liabilities relating to any period subsequent to the Closing Date which are included in the Contracts;

            (e) any obligation relating to any employee's employment by Selling Group prior to the Closing Date, except as provided for in Sections 5.2 and 5.3, including, without

                                       3
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      limitation, any obligation for wages, commissions, vacation and holiday pay, sick pay, bonuses, severance pay, retiree or employee medical benefits, obligations to employees under COBRA and other health insurance obligations, underfunding of any defined benefit plan, withdrawal liability under the Multi-Employer Pension Plan Amendment Act of 1980, as amended, or any obligation under any collective bargaining agreement, employment agreement or employment at-will relationship, except in each case to the extent any such liability is included in Current Liabilities (as defined in Section 1.6);

            (f) any liability imposed by the Worker Adjustment Retraining and Notification Act, 29 U.S.C. 2101 et. seq. ("WARN") in connection with the notice or failure to provide notice of a plant closing or termination of employees provided that such liability has not arisen as a result of any breach by Buyer of the covenants contained in Section 5.2;

            (g) any liability, obligation, or commitment of Selling Group incurred after the Closing; or

            (h) any liability, obligation or commitment arising from the operation of the System or ownership of the Assets prior to the Closing Date not expressly assumed by Buyer hereunder.

      1.5 Deposit.

      On the date hereof, and to induce Selling Group to enter into this Agreement, Buyer shall deliver by transfer of immediately available federal funds to LaSalle Bank, N.A., as escrow agent (the "Deposit Escrow Agent"), the sum of Two Million Dollars ($2,000,000.00) (the "Earnest Money Deposit"), to be held pursuant to the terms of an Escrow Agreement dated even date herewith (the "Deposit Escrow Agreement") substantially in the form attached hereto as Exhibit 1.5, among Buyer, Selling Group and the Deposit Escrow Agent. The provisions of the Deposit Escrow Agreement set forth the conditions under which the Earnest Money Deposit, together with all accrued interest thereon, shall either be delivered to Selling Group at Closing or returned to Buyer.

      1.6 Purchase Price Computation and Payment.

            (a) Computation. The purchase price for the Assets shall be Twenty Million Dollars ($20,000,000.00) (the "Purchase Price"), adjusted as follows:

                  (i) plus or minus the aggregate amount of proratable items of
            Selling Group (including, without limitation, rent, property taxes, utility fees and deposits, license (other than FCC) and permit fees, customer prepayments, prepaid advertising charges, credit balances and deposits, prepaid rent, prepaid insurance policies expressly assumed by Buyer) all determined in accordance with generally accepted accounting principles consistently applied from prior periods ("GAAP") determined as of the close of business on the date immediately prior to the Closing Date (the "Prorations"),



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                  (ii) plus or minus (without double counting) an amount equal to a working capital adjustment (the "Working Capital Adjustment") calculated pursuant to Section 1.6(b)(i) below,

                  (iii) minus the Subscriber Credit, if any, calculated pursuant to Section 1.6(b)(ii) below,

                  (iv) minus the Cap Ex Shortfall, if any, calculated pursuant to Section 1.6(b)(iii) below. and

                  (v) plus the Cap Ex Surplus, if any, calculated pursuant to
            Section 1.6(b)(iii) below.

      The Purchase Price adjusted as described above shall be referred to as the "Adjusted Purchase Price".

            (b) Calculation of Adjustments.

                  (i) The Working Capital Adjustment shall be equal to the
            difference between (x) the "Current Liabilities" of CWC (as defined in Section 1.6(b)(i)(B) below) related solely and only to the System on the Closing Date and (y) the "Current Assets" of CWC (as defined in Section 1.6(b)(i)(A) below) related solely and only to the System on the Closing Date, all determined in accordance with GAAP, subject to the following modifications:

                        (A) Current Assets for purposes of the Working Capital
                  Adjustment shall be comprised of the following categories of assets only: gross trade accounts receivable (valued as set forth in (A) below), prepaid expenses, to the extent specifically agreed to be purchased by Buyer and the Mobile Phone Surplus, if any (valued as set forth below).

                              (1) The value of the trade accounts receivable for
                        purposes of inclusion in Current Assets shall be determined as follows:

                                    (I) 100% of the face amount for accounts
                              receivable (a) which are 30 days or less past due or (b) for which cash has been received by Buyer subsequent to the Closing Date and prior to the final determination of the Post-Closing Statement in accordance with Section 1.6(c)(4) hereof;

                                    (II) 90% of the face amount for accounts
                              receivable which are 31 days or more and 60 days or less past due;

                                    (III) 60% of the face amount for accounts
                              receivable which are 61 days or more and 90 days or less past due;

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                                    (IV) 25% of the face amount for accounts
                              receivable which are 91 days or more and 150 days or less past due; and

                                    (V) 0% of the face amount for accounts
                              receivable which are 151 days or more past due.

                              Notwithstanding the foregoing, to the extent that
                        any such customer accounts have been disputed in writing at the time of the Closing Date, the disputed portion of such receivables shall be valued under subsection (IV) above and the undisputed portion shall be valued in accordance with the applicable provisions of this entire clause (A).

                              (2) If the book value of Mobile Phones on the
                        Closing Date is in excess of $200,000, such excess amount will be added to Current Assets in the calculation of the Working Capital Adjustment (the "Mobile Phone Surplus"). If the book value of Mobile Phones on the Closing Date is less than $200,000, such shortfall amount will be added to Current Liabilities in the calculation of the Working Capital Adjustment (the "Mobile Phone Shortfall"). The book value of the inventory of Mobile Phones as of the Closing Date shall not include the book value of Mobile Phones in the custody of customers of the System (on a rented or leased basis) or demo phones in the custody of repair, service or other CWC personnel, and shall be estimated by CWC in good faith based on a lower of cost (first-in, first-out) or market basis with appropriate adjustments for obsolete, slow-moving, damaged or defective goods and such amount shall be included on the Closing Statement (as defined in Section 1.6(c) below). As close as practicable to the Closing Date, Buyer shall take, and Selling Group shall observe, a physical count of the inventory of Mobile Phones. Selling Group shall have full access to all work papers and records of such physical count. If Buyer's count of the physical inventory differs from Selling Group's estimate included on the Closing Statement, the differences shall be resolved in accordance with the procedures set forth in
                        Section 1.6(c) below.

                        (B) Current Liabilities shall be comprised of the
                  following categories of liabilities only: trade accounts payable, customer deposits, if any, the face value (together with the face value of any penalties and interest) of any liens (whether or not recorded) on any Assets existing after the Closing Date; the Mobile Phone Shortfall (valued as set forth above); and to the extent not included in any category described above, any other current liabilities, accrued or otherwise, in connection with the operation

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                  of the System prior to the Closing Date, excluding any tax liabilities and any inter-company liabilities other than inter-company liabilities for the provision of goods or services.

                  (ii) In the event that as of the Closing Date, the number of
            Subscribed Units (as defined below) of the System is less than 21,000 ("Subscriber Target"), the Purchase Price shall be reduced by an amount equal to the product of the difference between the Subscriber Target and the actual number of Subscribed Units multiplied by $345 ("Subscriber Credit"). As defined herein, the term "Subscribed Units" shall mean a mobile telephone used by a System subscriber (1) on a regular monthly rate plan, where such subscriber has been making regular payments as a subscriber at tariffed rates without discount (except for discounts for service and equipment in the usual and ordinary course) and such subscriber is not 60 days or more past due in payment default under its subscriber agreement or (2) on a pre-pay plan, where such customer has not yet reached a "cancelled" status in accordance with CWC practices. In the event that the Closing is delayed beyond January 5, 2003, the parties shall negotiate in good faith for a new Subscriber Target; provided, however, that if the Closing is delayed due to Buyer's failure to satisfy its conditions to closing, then the Subscriber Target shall remain at 21,000.

                  (iii) Between the date hereof and the Closing Date, Selling
            Group shall make capital expenditures in accordance with the Cap Ex Budget (as defined in Section 4.3(a)). Selling Group will use good faith and commercially reasonable efforts to complete all projects identified in the Cap Ex Budget in a cost efficient and timely manner. Selling Group agrees that it will make capital expenditures such that its total amount of capital expenditures between January 1, 2002 and the date that is the earlier of the Closing Date and December 31, 2002 will be in an aggregate amount not less than $2,303,762 less any amounts included in the Cap Ex Budget that will be paid by Selling Group subsequent to the Closing Date pursuant to Selling Group's continuing obligations under the BTS Agreement and the Nortel Agreements ("Cap Ex Target"). In the event that as of the Closing Date Selling Group has not made capital expenditures in connection with the System in an amount at least equal to the Cap Ex Target, the Purchase Price shall be adjusted as set forth in Section 1.6(a)(iv) by the difference between the Cap Ex Target and the actual amount of capital expenditures ("Cap Ex Shortfall"). In the event that Selling Group intends to expend amounts in excess of the Cap Ex Target, Selling Group shall provide advance written notice thereof to Buyer. Within ten (10) days of receipt of Selling Group's notice, Buyer shall provide written notice to Selling Group approving or disapproving such excess Cap Ex expenditures. In the event Buyer approves such expenditures, such excess amount shall be deemed the "Cap Ex Surplus" and the Purchase Price shall be adjusted as set forth in Section 1.6(a)(v) for such amount. Failure by Buyer to provide a written notice within such ten (10) day period shall be deemed a disapproval of the expenditures. In the event that Closing occurs after December 31, 2002, Buyer and Selling Group shall

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            mutually agree in writing on a Cap Ex Budget and Cap Ex Target for the period subsequent to December 31, 2002.

            (c) Closing Statement and Post-Closing Statement.

                  (i) At the Closing, Selling Group shall provide Buyer with a preliminary good faith calculation of the adjustments to the Purchase Price contemplated in Section 1.6(a) hereof (the "Closing Statement"), which Closing Statement shall be based on the most recent monthly financial statements of CWC available at the Closing, which in no event shall be older than the month prior to the most recently completed calendar month. The Closing Statement shall be considered preliminary and such Closing Statement shall not discharge either party from any obligation it might otherwise have hereunder with respect thereto in the event that any amounts reflected thereon are subsequently adjusted by the parties on the Post-Closing Statement (as defined below). The payments to be made at Closing, as provided for in Section 1.6(d) hereof, shall be based upon the Closing Statement.

                  (ii) Within forty-five (45) days after the Closing, Selling
            Group shall provide Buyer with Selling Group's revised calculations of the adjustments to the Purchase Price contemplated in Section 1.6(a) hereof, which calculations shall be based on the actual current assets and current liabilities as of the Closing date and other updated information (the "Post-Closing Statement"), together with supporting documentation in reasonable detail. The Post-Closing Statement shall be considered preliminary and such Post-Closing Statement shall not discharge either party from any obligation it might otherwise have hereunder with respect thereto until the Post-Closing Statement is finally determined in accordance with
            Section 1.6(c)(iv) hereof.

                  (iii) Buyer shall review the Post-Closing Statement upon its receipt from Selling Group. The Closing Statement shall be final and binding on Buyer unless Buyer delivers to Selling Group, within thirty (30) days after receipt of the Closing Statement, a written statement (the "Dispute Notice") setting forth any good faith objections that Buyer may have to the Closing Statement, together with any supporting documentation of such objections.

                  (iv) Buyer and Selling Group shall provide one another with such additional information relating to the Closing Statement as each party shall reasonably request. Within fifteen (15) days after delivery of the Dispute Notice, Selling Group and Buyer shall attempt to resolve such dispute in good faith, and if the parties cannot agree within such fifteen (15) day period, such dispute shall be resolved by a nationally known independent firm of certified public accountants jointly chosen by Buyer and Selling Group. The written decision of such accounting firm shall be final and binding on the parties hereto and shall not be subject to dispute or review. Any fees or expenses payable to such accounting firm shall be shared equally between Selling Group and Buyer.

            (d) Payment. The Adjusted Purchase Price shall be paid by Buyer in the following manner:

                  (i) The Earnest Money Deposit and all accrued interest thereon
            (the "Earnest Money Payment") shall be paid to Selling Group by wire transfer of immediately available funds on the Closing Date to such account or accounts as Selling Group shall direct.

                  (ii) Ten Million Dollars ($10,000,000) minus (A) the Earnest
            Money Payment, plus or minus (B) the Prorations as set forth on the Closing Statement, plus or minus (C) the Working Capital Adjustment as set forth on the Closing Statement, plus or minus (D) the Cap Ex Surplus or Cap Ex Shortfall (as applicable) as set forth on the Closing Statement, shall be paid to Selling Group by transfer of immediately available funds on the Closing Date to such bank account or accounts as Selling Group shall designate.

                  (iii) Ten Million Dollars ($10,000,000) minus any Subscriber
            Credit as set forth on the Closing Statement shall be paid by Buyer by the execution and delivery to D&E on the Closing Date of a Convertible Secured Promissory Note ("Note") in the form attached hereto as Exhibit 1.6(d)(iii)(1) and dated as of the Closing Date. The Note shall be secured pursuant to the terms of a Security Agreement ("Security Agreement") in the form attached hereto as
            Exhibit 1.6(d)(iii)(2) granting a second priority security interest in the Assets to D&E.

                  (iv) Within two (2) business days after the Post-Closing
            Statement is finally determined in accordance with Section 1.6(c)(iv) hereof, to the extent that the amounts of each of the Prorations, the Working Capital Adjustment, and/or the Cap Ex Shortfall or Cap Ex Surplus (as applicable) as set forth on such Post-Closing Statement are different than such amounts as set forth on the Closing Statement,

                        (A) if the net effect of such difference(s) would have
                  resulted in a reduction of the Adjusted Purchase Price paid at the Closing Date, Selling Group shall pay to Buyer by wire transfer of immediately available funds the amount of such reduction, or

                        (B) if the net effect of such difference(s) would have
                  resulted in an increase of the Adjusted Purchase Price paid at the Closing Date, Buyer shall pay to Selling Group by wire transfer of immediately available funds the amount of such increase.

                  (v) Within two (2) business days after the Post-Closing
            Statement is finally determined in accordance with Section 1.6(c)(iv) hereof, to the extent that the amount of the Subscriber Credit as set forth on such Post-Closing Statement is different than such amount as set forth on the Closing Statement, the principal amount of the Note shall be adjusted upward or downward, as the case may be, to reflect such difference.

            (e) Allocation. The Adjusted Purchase Price shall be allocated among the Assets in a manner consistent with the principles set forth in Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. The allocation shall be agreed upon by Buyer and Selling Group at the Closing. The allocation of any adjustments as a result of the Post-Closing Statement shall be agreed upon by Buyer and Selling Group upon payment of such adjustment. The parties hereto covenant and agree that neither of them will take a position on any tax return, before any governmental or regulatory body charged with the collection of any tax, or in any judicial or administrative proceeding, that is in any way inconsistent with the allocations as finally agreed upon by the parties unless required to do so by applicable law.

      1.7 Closing Date.

      Subject to the provisions of Section 9.1 hereof, the completion of the purchase of the Assets shall be on a date agreed upon by Buyer and Selling Group within five (5) business days after the date the Final Approvals (as such term is defined in Section 6.3) from the FCC and State Commissions have been received, and after the conditions set forth in Articles 6 and 7 have been satisfied, at the offices of Gould & Ratner, 222 N. LaSalle, Suite 800, Chicago, Illinois 60601, or at such other place or at such other time as shall be agreed upon by Buyer and Selling Group (such date and time being hereafter called the "Closing" or "Closing Date"). Based upon current information the parties anticipate Final Approvals would occur on approximately December 4, 2002.

      1.8 Closing Date Deliveries.

            (a) Selling Group's Deliveries. On the Closing Date, Selling Group shall deliver to Buyer the following:

                  (i) the general assignment and warranty bill of sale in the form of Exhibit 1.8(a)(i) (the "Bill of Sale and Assignment"), executed by CWC, and any Affiliates if necessary, transferring the Assets to Buyer,

                  (ii) assignments of contracts and leases to transfer the
            Contracts to Buyer in form and substance reasonably satisfactory to Selling Group and Buyer,

                  (iii) the Intercompany Agreements as described in Section 4.7 duly executed by D&E or Affiliates,

                  (iv) a Lien Certificate from the Department of Revenue of the
            State of Pennsylvania in connection with CWC and any other applicable Affiliates of CWC,

                  (v) good standing certificates of Selling Group from the
            Pennsylvania Department of State,

                  (vi) possession of the Assets at Selling Group facilities, and

                  (vii) all of the documents, instruments and opinions required to be delivered by Selling Group pursuant to Article 6 or contemplated by Article 5.

            (b) Buyer's Deliveries. On the Closing Date, Buyer shall deliver to Selling Group the following:

                  (i) the Purchase Price in accordance with the terms of Section
            1.5,

                  (ii) the Note and Security Agreement duly executed by Buyer,

                  (iii) the assumption agreement in the form of Exhibit
            1.8(b)(iii) (the "Assumption Agreement") duly executed by Buyer,

                  (iv) the Intercompany Agreements as described in Section 4.7 duly executed by Buyer,

                  (v) good standing certificates of Buyer from the Delaware
            Secretary of State and the Pennsylvania Department of State, and

                  (vi) all of the documents, instruments and opinions required to be delivered by Buyer pursuant to Article 7 or contemplated by
            Article 5.

      1.9 Further Assurances.

      On the Closing Date, Selling Group shall (i) deliver to Buyer such other bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel and Selling Group and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Selling Group in, to or under any or all of the Assets as contemplated hereby and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Assets. From time to time following the Closing, Selling Group shall execute and deliver, or cause to be executed and delivered, to Buyer, at Buyer's cost and expense, such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Assets which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly.

                                   ARTICLE 2

                         REPRESENTATIONS, WARRANTIES AND
                           COVENANTS OF SELLING GROUP

      As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each member of Selling Group hereby jointly and severally represents, warrants and covenants to Buyer and agrees as follows:

      2.1   Due Organization; Power and Authority.

      Each member of Selling Group is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and each member of Selling Group is duly qualified to transact business as a foreign corporation in the states where the ownership of its respective assets or the conduct of its respective operations requires such qualification except where the failure to be so qualified would not have a material adverse effect on the business, operations or financial condition of the Assets and the Systems taken as a whole ("Material Adverse Effect"). CWC has full corporate power and authority, to own, lease or otherwise hold the Assets and to operate and use the Assets and to carry on the operation of the System as now conducted.

      2.2   Authority.

      Each member of Selling Group has full corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.

      The execution, delivery and performance of this Agreement by Selling Group, including, without limitation, the deliveries and other agreements of Selling Group contemplated hereby, have been duly authorized and approved by the boards of directors of each member of Selling Group to the extent required and do not require any further authorization or consent of any third party or of any governmental authority except as may be expressly set forth herein or as set forth on Schedule 2.2. This Agreement is, and each other agreement or instrument of Selling Group contemplated hereby will be, the legal, valid and binding agreement of Selling Group, enforceable in accordance with its terms except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar law affecting the enforcement of creditors' rights generally, or (b) to the extent that such enforceability is subject to the principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) (together, the "Enforceability Exceptions").

      Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under any term of (a) the Articles of Incorporation or By-Laws of Selling Group or (b) any agreement, mortgage, debt instrument, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, law or regulation by which Selling Group is bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets.

      2.3   Financial Statements.

            (a) CWC has provided to Buyer copies of un-audited balance sheets, statements of operations, common stockholders' equity and cash flows (together with all notes and opinions thereto of independent auditors) for CWC, as of and for the fiscal years ended December 31, 1998 through 2001 (collectively, the "Financial Statements"). The Financial Statements have been prepared in conformity with GAAP and present fairly in all material respects, taken as a whole, the assets, liabilities, financial condition and results of operations of CWC as of their respective dates and for the respective periods covered thereby.

            (b) CWC has provided to Buyer copies of unaudited interim balance sheets and statements of operations for CWC for the nine month period ended September 30, 2002 (the "Balance Sheet Date") and prior to Closing shall have provided Buyer with such unaudited statements for each subsequent month preceding the Closing (collectively, the "Interim Statements"). The Interim Statements have been and shall be prepared in conformity with GAAP (except for required and normal year-end adjustments and the omission of footnotes) and present fairly in all material respects, taken as a whole, the assets, liabilities, financial condition and results of operations of the System as of their respective dates and for the respective periods covered thereby.

      2.4   Operations Since the Balance Sheet Date

            (a) Since the Balance Sheet Date there has been (i) no material adverse change in the Assets (individually or in the aggregate), and (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking in excess of $20,000, individually or $75,000 in the aggregate, adversely affecting in any material respect the Assets or the System.

            (b) Since the Balance Sheet Date, CWC has conducted the System in the ordinary course of business consistent with existing operating procedures and practices. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth on Schedule 2.4(b), CWC has not:

                  (i) sold, leased, transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any lien, charge or encumbrance on, any of the Assets except in the ordinary course of business consistent with past practice;

                  (ii) canceled any debts owed to, or claims held by, Selling
            Group in connection with the System (including the settlement of any claims or litigation) except in the ordinary course of business consistent with past practice;

                  (iii) without the prior written approval of Buyer, canceled or terminated any material contract, relationship, lease or agreement in connection with the System or entered into and become bound by any material contract, relationship, lease or agreement in connection with the System except in the ordinary course of business consistent with past practice;

                  (iv) delayed payment of any account payable or other liability of the System beyond its due date or the date when such liability would have been paid in the ordinary course of business consistent with the past practice;

                  (v) entered into, amended, waived or declared (or received a declaration of) default under any Contract; and

                  (vi) made any agreements, written or oral, to perform any of the above, other than this Agreement.

      2.5   No Undisclosed Liabilities.

      To the knowledge of Selling Group, CWC is not subject to any material liability, commitment or obligation (including, without limitation, unasserted claims whether known or unknown), whether absolute, contingent, accrued or otherwise, in connection with the System, except (a) as incurred in the ordinary course of business since the Balance Sheet Date, (b) as set forth in Section
2.20 or in any schedule to this Agreement and (c) as set forth in the Financial Statements or the Interim Financial Statements.

      2.6   Taxes.

      Selling Group has and will timely file all required federal, state, county and local income, excise, withholding, property, sales, use, franchise and other tax returns, declarations and reports with respect to or affecting the System, or have filed extensions for such returns, declarations and reports, which are required to be filed on or before the date hereof and the Closing, and have paid or reserved for all taxes which have become due pursuant to such returns or pursuant to any assessment which has become payable with respect to or affecting the System. All monies required to be withheld by Selling Group from employees of the System for income taxes, social security, workmen's compensation, unemployment insurance and other payroll taxes have been collected or withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Selling Group. The returns, declarations and reports referred to in the previous sentences of this Section 2.6 are, or will be, true and correct in all material respects and reflect, or will reflect, in all material respects the taxable income or tax liabilities for the periods covered thereby. Except as disclosed on Schedule 2.6, Selling Group has not received a notice that any examination of or proceeding with respect to any tax return or report relating to the System has been scheduled or conducted. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of Selling Group.

      2.7   Availability of Assets and Legality of Use.

      Except as set forth on Schedule 2.7, the Assets are in good operating condition, ordinary wear and tear excepted, and suitable for the use for which they are intended. The Assets and their uses conform in all material respects to all applicable laws, regulations, rules, ordinances, codes, licenses, franchises and permits (including, without limitation, electrical, building, zoning, environmental and occupational safety and health requirements), and no notice of any violation of any of such matters relating to the Assets or their use has been received by Selling Group. All Mobile Phones in possession of CWC, and, to Selling Group's knowledge, in possession of its customers, are in good and merchantable condition, contain a valid manufacturer's warranty, and the Mobile Phones in possession of CWC are of a level as customarily maintained by CWC. The Assets constitute all of the assets used in the operation of the System.

      2.8   Real Property.

            (a) Owned Real Property. CWC does not own any real property.

            (b) Leased Real Property. Schedule 2.8(b) sets forth a list and brief description of each lease or similar agreement under which CWC is lessee of any real property owned by any third party ("Leased Real Property") used in connection with the System. Except as set forth on
      Schedule 2, true, complete and correct copies of all lease documents and documents referenced therein, available to Selling Group with respect to each such parcel have heretofore been delivered by Selling Group to Buyer. The applicable lessee has the right to quiet enjoyment of all such real property described in such Schedule 2.8(b) for the full term of each such lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of the applicable lessee in such real property is not subject or subordinate to any security interest, lien or mortgage except for liens for real estate taxes not yet due and payable. All rentals due and owing have been paid, and the applicable lessee is not in default under said leases or agreements except as disclosed on Schedule 2.8(b). Schedule 2.8(b) also contains a list of each lease or other agreement under which CWC is lessor, assignor or sub-lessor of any real property. Schedule 2.8(b)(1) identifies certain material terms of the lease documents (e.g. term, rental rate, commencement dates, etc.) supplied by Selling Group that were missing from certain of the lease documents that are included in the Contracts. Selling Group represents and warrants that the information contained in Schedule 2.8(b)(1) is properly incorporated into the lease documents to which they relate and is true, correct and complete in all material respects.

      2.9   Accounts Receivable.

      Except as set forth on Schedule 2.9, all accounts receivable of CWC in connection with the System have arisen from bona fide transactions by such entity in the ordinary course of business, and to the knowledge of Selling Group, by their terms none of such accounts receivable is subject to defense, counterclaim or set off, and none of the account debtors of such accounts receivable is an Affiliate of any member of Selling Group.

      2.10  Licenses.

      Schedule 1.1(d) lists all governmental authorizations, grants, permits and other licenses (collectively, "Seller Licenses") held by CWC (with respect to the Markets and the System), on the date hereof, including, without limitation, all licenses or other construction permits from the FCC and FAA, and all certificates from the State Commission held by CWC (with respect to the Markets and the System) and otherwise necessary for the operation of the System, correct copies of which have been, except as set forth on Schedule 2, previously delivered to Buyer. CWC is the exclusive holder of each of the Seller Licenses, all of which are in full force and effect and are not subject to any pending or to the knowledge of Selling Group, threatened challenge, revocation, amendment or forfeiture. To the knowledge of Selling Group, no event has occurred that permits, or after notice or lapse of time would permit, the revocation or termination of the Seller Licenses or the imposition of any fine or penalty against the Seller Licenses. Since January 1, 1999, true and correct copies of all reports relating to the Licenses have been timely filed with the appropriate body.

      2.11  Title to Property.

      Except for those liens set forth on Schedule 2.11 which shall be removed from the Assets on or before Closing, CWC has good and marketable title to all of the Assets, free and clear of all liens, claims, charges, encumbrances, security interests, mortgages, easements, defects in title, covenants and other restrictions of any kind except for (i) liens for taxes not yet due and payable
(ii) liens for taxes, assessments and other charges, if any, the validity of which is being contested in good faith by appropriate action, or (iii) liens of employees and laborers for current wages not yet due, (collectively, "Permitted Exceptions").

      2.12  Employee Relations.

      Except as otherwise provided on Schedule 2.12, all persons who perform services for the operation of the System are employed solely by CWC. CWC is not subject to any claim and has no liability, expense or obligation, accrued, contingent or otherwise, pertaining to or arising out of the employment of any individual in connection with the System prior to the date hereof. CWC is not a party and has never been a party to any collective bargaining agreement. CWC has complied in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and to the operation of the System and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. To the knowledge of Selling Group, relations between CWC and its employees are good and there has been no formal union organizing effort within the last five (5) years in connection with CWC's operation of the System and there have been no strikes, lockouts, slowdowns or similar work stoppages affecting CWC's employees. Any pension or profit sharing plan, including, without limitation, all multi-employer plans, to which CWC contributes and CWC's employees participate, all of which are listed on Schedule 2.12, complies fully with the provisions of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended, are fully funded and contain no withdrawal liability.
Schedule 2.12 lists all employment agreements, policy manuals and other written understandings with CWC's employees (including covenants not to compete) (true and correct copies of which have been provided to Buyer) and also lists all full-time employees of CWC.

      2.13  Status of Contracts.

      Except as set forth on Schedule 2.13, each of the Contracts constitutes a legal, valid and binding obligation of CWC subject to the Enforceability Exceptions and is in full force and effect, has not been amended or modified. Except as set forth on Schedule 2.2, each of the Contracts may be transferred to Buyer without the consent, approval or act of, or the making of any filing with, any other party. Except as set forth on Schedule 2.13, CWC is not in, or to the knowledge of Seller Group, alleged to be in, material breach or default under, nor to the knowledge of Selling Group is there or is there alleged to be any basis for termination of, any of the Contracts and, to the knowledge of Selling Group, no other party to any of the Contracts has breached or defaulted thereunder. Except as set forth on Schedule 2.13, Selling Group is not currently renegotiating any of the Contracts and is not paying liquidated damages in lieu of performance thereunder. Except as set forth on Schedule 2, complete and correct copies of each of the Contracts have been delivered to Buyer. The Contracts, together with the contracts, leases and agreements identified on
Schedule 1.2(b) constitute all contracts, leases and agreements utilized by Selling Group in connection with the operation of the System.

      2.14  No Violations, Litigation or Regulatory Action.

            (a) CWC has complied in all material respects (except relating to the FCC or State Commissions in which case such compliance is in all respects) with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other government, governmental department, commission, board, bureau, agency or instrumentality which are applicable to the Assets or the System, except for failures that would not result in aggregate Indemnifiable Damages in excess of the Threshold Amount;

            (b) Except as disclosed on Schedule 2.14, there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Selling Group, threatened against Selling Group and relating to the System; and

            (c) There is no action, suit or proceeding pending or, to the knowledge of Selling Group, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or which may have an adverse effect on Selling Group's ability to perform its obligations hereunder.

      2.15  Environmental Matters.

      Except as disclosed on Schedule 2.15, to the knowledge of Selling Group, CWC (with respect to the System) is conducting its business and operations in compliance with all Environmental Legal Requirements (as defined below), and there is no pending or, to the knowledge of Selling Group, threatened, civil or criminal litigation, notice of violation, notice as a "potentially responsible party" (as such term is defined under the Comprehensive

Environmental Response, Compensation Liability Act, as amended) or lien, or administrative proceeding relating to any Environmental Legal Requirements (collectively "Environmental Claims") involving the System. CWC (with respect to the System) has obtained from applicable every governmental body, including without limitation, the United States Environment Protection Agency and the Pennsylvania Department of Environmental Protection, all approvals, consents, licenses, permits and orders required under applicable Environmental Legal Requirements necessary to operate its business and operations as currently operated (collectively, "Environmental Permits"). To the knowledge of Selling Group, CWC has not transported, either on-site or off-site, Hazardous Substances (as defined below), or arranged for the transportation of such Hazardous Substances to any location which is the subject of Federal, state or local enforcement actions, inquiries or other investigations. CWC has not treated, stored for more than ninety (90) days, recycled or disposed of any Hazardous Substances on any property owned or leased by CWC (in connection with the System) in violation of any Environmental Legal Requirement. Selling Group has no knowledge of any remediation costs incurred by CWC in connection with any of the Leased Real Property. Except as set forth on Schedule 2, true and correct copies of all environmental assessments previously prepared in connection with the Leased Real Property, which are in the possession of Selling Group have been delivered to Buyer. The term "Environmental Legal Requirement" shall mean any applicable federal, state or local law, statute, rule, regulation or ordinance in effect as of the Closing Date relating to public health, safety or the environment, including, without limitation, relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of Hazardous Substances or to exposure to Hazardous Substances, to the handling, transportation, discharge or release of Hazardous Substances. The term "Hazardous Substance" shall mean any hazardous or toxic material, substance or waste which is defined by those or similar terms, or is regulated as such, under any Environmental Legal Requirement as of the Closing Date. This Section 2.15 shall contain the only representations and warranties of Selling Group relating to environmental, health or safety matters.

      2.16  Insurance.

      Schedule 2.16 sets forth a list and brief description of all policies of insurance maintained, owned or held by Selling Group on the Assets on the date hereof. Selling Group shall keep such insurance or comparable insurance in full force and effect through the Closing Date. Selling Group has complied in all material respects with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Except as set forth on Schedule 2, Selling Group has delivered to Buyer correct and complete copies of each such insurance policy and of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Assets.

      2.17  Subscribers.

      As of September 30, 2002, CWC has approximately 20,712 Subscribed Units.

      2.18  Customers.

      Selling Group has received no written notice that there exists an actual or threatened termination, cancellation or litigation of, or any materially adverse modification or change in, the business relationship of CWC with any customer that constituted five percent (5%) or more of the revenues of the System in 2001 ("Significant Customers"), and there exists no present condition or state of facts or circumstances, involving Significant Customers which Selling Group has notice which would materially adversely affect the System.

      2.19  Intellectual Property.

      Schedule 2.19 is a true and complete list of all copyrights, trademarks, service marks, trade names, patents, business names and other similar intangible property rights and interests (hereinafter sometimes individually and collectively referred to as the "Intellectual Property Rights") applied for, issued to or owned by CWC under which CWC is licensed or franchised and used in the conduct of the System and operations thereof, all of which are valid and in good standing and to the knowledge of Selling Group, uncontested, except as disclosed on Schedule 2.19. Selling Group has delivered to Buyer copies of all documents establishing the Intellectual Property Rights. Except as disclosed on
Schedule 2.19, to the knowledge of Selling Group, CWC, by ownership or use of the Intellectual Property Rights, is not infringing upon or otherwise acting adversely to any copyright, trademark, trademark rights, service marks, service names, trade names, patents, patent rights, licenses, trade secrets or franchises owned by any person or persons, and there is no such claim or action pending, or to the knowledge of Selling Group threatened, with respect thereto.

      2.20  Broker or Finder.

      Neither Selling Group nor any party acting on their behalf has paid or become obligated to pay any fee or commission to any broker or finder for or on account of the transactions contemplated by this Agreement other than to Jefferies & Company, Inc., the fees and expenses of which shall be borne by Selling Group.

      2.21  Inventory.

      All Mobile Phones in inventory are of good, merchantable and usable quality, salable in the ordinary course of business. The inventory of Mobile Phones is reflected on the financial statements of the Selling Group at the lower of cost (on an average cost basis) or market value.

      2.22  Disclosure.

      To the knowledge of Selling Group, none of the representations or warranties of Selling Group contained herein, none of the information contained in the Schedules referred to in Article 2, and none of the other information or documents furnished or to be furnished to Buyer or any of its representatives by Selling Group or its representatives, is false or misleading in any material respect or omits to state a fact here or therein necessary to make the statements herein or therein not misleading in any material respect.

                                   ARTICLE 3

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

      As an inducement to Selling Group to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents, warrants and covenants to Selling Group and agrees as follows:

      3.1   Organization of Buyer.

      Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted.

      3.2   Authority of Buyer.

      Buyer has full corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.

      The execution, delivery and performance of this Agreement by Buyer, including, without limitation, the deliveries and other agreements of Buyer contemplated hereby, have been duly authorized and approved by its board of directors, and do not require any further authorization or consent of any other party, including any entity that directly or indirectly owns any interest in Buyer, or of any governmental authority except as expressly set forth herein. This Agreement is, and each other agreement or instrument of Buyer contemplated hereby will be, the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms except for the Enforceability Exceptions.

      Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under any term of the Certificate of Organization or Operating Agreement of Buyer, or any agreement, mortgage, debt instrument, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, law or regulation by which Buyer or any entity that owns any interest in Buyer is bound.

      3.3   Absence of Litigation.

      There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or which may have an adverse effect on the ability of Buyer to perform its obligations hereunder.

      3.4   No Broker or Finder.

      Neither Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

      3.5   Sufficient Funds and Financing.

            (a) Buyer has available, and on the Closing Date will have available, in cash, sufficient funds to consummate the transactions contemplated hereby.

            (b) Buyer has, prior to the execution of this Agreement, executed loan documents with Greg Neely whereby Greg Neely has agreed to lend to Buyer, on a revolving loan basis, Ten Million Dollars ($10,000,000), the proceeds of which will be used to fund the completion of Buyer's construction program. Buyer has provided to Selling Group a copy of the fully executed and operative loan documents.

                                   ARTICLE 4

                        ACTIONS PRIOR TO THE CLOSING DATE

      The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

      4.1   Access to Information.

      From the date hereof until the Closing Date, upon reasonable notice, Selling Group shall afford to the officers, employees and authorized representatives (including, without limitation, independent public accountants and attorneys) of Buyer and its financing sources reasonable access during normal business hours to its books and records, contracts and income tax returns relating to the System, and to a physical inspection of the Assets (including the Real Property and Leased Real Property to inspect the Fixed Assets) provided, however, that such access shall not unreasonably interfere with any of the businesses or operations of any member of Selling Group. Selling Group shall furnish to Buyer and its authorized representatives such additional information concerning the Assets and the System as shall be reasonably requested. Buyer agrees that it will keep and maintain any and all information obtained by it, its agents and counsel confidential, and will not make use of any such information other than for its evaluation of the transactions contemplated by this Agreement. Buyer and any entity that owns any interest in Buyer shall return all written information to Selling Group in the event that the transactions contemplated by this Agreement do not occur.

      4.2   Preserve Accuracy of Representations and Warranties.

      Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article 2 or 3 of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other in writing of any (a) event or condition (whether relating to itself or the other party) which would render any representation or warranty set forth in Article 2 or 3 inaccurate or (b) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. In addition, the parties shall update all Schedules and Exhibits when facts and circumstances change to make such Schedules and Exhibits accurate.

      4.3   Interim Operations, Management and Oversight.

            (a) Between the date of execution of this Agreement and the Closing Date, except as (i) may be approved by Buyer in writing or (ii) otherwise provided in this Agreement, Selling Group shall operate the System in accordance, in all material respects, with the operating budget ("Operating Budget"), and make capital expenditures in accordance with the capital expenditures budget ("Cap Ex Budget"), which Cap Ex Budget is set forth on Schedule 4.3 attached hereto (the Cap Ex Budget and the Operating Budget are collectively referred to herein as the "Budgets"). Selling Group shall not make any material changes in connection with the Budgets without first obtaining the prior written approval of Buyer, which approval shall not be unreasonably withheld. Not in limitation, but in furtherance of the foregoing, without the prior written approval of Buyer, Selling Group shall not (unless specifically provided in the Budgets) (a) move any antenna or office site or enter into or terminate any lease for any site in connection with the System where the annual rentals exceed $10,000 and the term exceeds 5 years (unless such lease could be terminated by tenant on 90 days or less notice without penalty), (b) materially change billing practices or rates other than in the ordinary course of business, (c) change salaries, bonuses or compensation structure of any employee other than in the ordinary course, (d) terminate or move to another Selling Group or Affiliate operation any employee listed on
      Schedule 2.12, or (e) make any commitment or agreement with respect to the foregoing.

            (b) Selling Group agrees to allow Buyer to work with Selling Group in Selling Group's management of the day-to-day operations of the System during the period from the date hereof through the Closing Date. Selling Group will maintain full control and responsibility for the System and Buyer may provide oversight management and will assist with operations as mutually agreed between Selling Group and Buyer, but in any event consistent with the provisions of this Agreement, including Section 4.3(a) above.

      4.4   Consents and Approvals.

      Selling Group and Buyer have filed the necessary transfer and consent to assignment applications with the FCC to transfer the Licenses from Selling Group to Buyer. Selling Group shall use its commercially reasonable efforts promptly, and Buyer will cooperate with Selling Group in such efforts, to obtain the consents and approvals listed on Schedule 2.2 without increasing the financial or other burdens that are the subject of the Contracts. In obtaining such consents, Selling Group shall utilize the forms of Consent and Estoppel Certificates set forth as Exhibit 4.4 hereof for all lease agreements for which consent, and not notification, is required, unless otherwise approved by Buyer's counsel, and for all other consents and notifications shall use such other documents in form reasonably satisfactory to Buyer's counsel. To the extent that the cost to Selling Group of obtaining the consents listed in Schedule 2.2 exceeds $75,000 in the aggregate, Selling Group shall not be obligated to obtain such consents, unless the failure to obtain such consent would, individually or in the aggregate, have a material adverse effect on the business operations of the System or the coverage provided by the System in each portion of the Market that it services ("Material Consent"). If any consent that is not a Material Consent has not been obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the instrument in question so that Buyer would not in effect acquire the benefit of all such rights, then CWC, to the maximum extent permitted by law and the instrument, shall act as Buyer's agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the instrument, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. After the Closing, the parties hereto shall use reasonable efforts to obtain all such consents and, if and when any is obtained, CWC shall promptly assign the instrument in question to Buyer. Selling Group shall also cooperate with and assist Buyer and its authorized representatives in order to provide an efficient transfer of the control and management of the System and to avoid any undue interruption in the activities and operations of the System following the Closing Date except for the transactions contemplated hereby.

      4.5   FCC Compliance.

      The parties agree that, notwithstanding any provision of this Agreement, Buyer shall not, prior to the Closing Date, directly or indirectly control, supervise, or direct the operation of the System. The parties further agree to cooperate in good faith and shall take all steps as may be necessary or proper to expeditiously and diligently prosecute the assignment application filed with the FCC to a favorable conclusion (subject to Section 9.1) including, but not limited to, the following: (a) appealing or seeking reconsideration of any FCC denial of such assignment application, or conditional grant; (b) satisfying any conditions imposed upon such grant; and (c) taking all other actions necessary or appropriate to bring about the transactions contemplated by this Agreement; provided, however, that such actions do not materially alter the benefits or burdens of either party under this Agreement.

      4.6   No Public Announcements.

      Neither of the parties hereto shall, without the approval of the other party (which may not be unreasonably withheld), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law or applicable rules or regulations of governmental or regulatory agencies (such as the SEC or NASDAQ), in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

      4.7   Formalization of Intercompany Agreements.

      As of the Closing Date, all agreements, commitments and obligations between Selling Group and its Affiliates (collectively, "Intercompany Agreements") necessary for the operation of the System as it has been operated prior to the Closing Date, including, but not limited to the following identified agreements, will be formalized in writing on terms and conditions reasonably acceptable to Buyer and its counsel and Selling Group and its counsel and such agreements shall be assigned to Buyer, or Buyer shall be made a direct party thereto, as of the Closing. Such agreements shall consist of the following:

            (a) New Interconnect Agreement in substantially the form attached as
      Exhibit 4.7(a);

            (b) New Agreement to provide long distance (toll) service;

            (c) New Lease Agreements with CWC and Buffalo Valley Telephone and Conestoga Telephone and Telegraph for switch and BSC space in substantially the forms attached as Exhibits 4.7(c)(1) and 4.7(c)(2); and

            (d) Lease Agreement with Conestoga Telephone and Telegraph for the Pikeville facility in substantially the form attached as Exhibit 4.7(d).

      4.8   No Solicitation.

            (a) Selling Group and its Affiliates agree that, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 9.1(a)(v), they shall not, directly or indirectly, solicit, initiate or encourage offers or inquiries (nor shall Selling Group or any of its Affiliates authorize or permit any director, officer, employee, attorney, accountant or other representative or agent to solicit, initiate or encourage offers or inquiries) relating to any sale or purchase of substantially all of the assets or stock or other business combination involving CWC, other than the transactions contemplated by this Agreement (any of the foregoing offers or inquiries being referred to in this Agreement as an "Acquisition Transaction Proposal"); provided, however that nothing contained in this Agreement shall prevent CWC or its Board of Directors, directly or through representatives or agents acting on their behalf, from furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Transaction Proposal by such person or entity, if and only to the extent that such Acquisition Transaction Proposal would, if consummated, result in a transaction that would be, in the reasonable good faith judgment of the Board of Directors of CWC, a more favorable transaction than the transactions contemplated by this Agreement.

            (b) Selling Group shall notify Buyer no later than forty-eight (48) hours after receipt by Selling Group (or its advisors) of an Acquisition Transaction Proposal or any request for information in connection with an Acquisition Transaction Proposal or for access to the properties, books or records of CWC. If the financial terms of such Acquisition Transaction Proposal are modified, then Selling Group shall notify Buyer of any such modifications within forty-eight (48) hours of the receipt of such modification.

            (c) If any Acquisition Transaction Proposal is made between the date hereof and the termination of this Agreement, and this Agreement is terminated by Buyer pursuant to Section 9.1(e), then Selling Group shall pay to Buyer a termination fee in the amount of seven hundred fifty thousand dollars ($750,000) prior to, and as a condition to, effectiveness of such termination.

      4.9   Tax Clearance.

      As soon as practicable from the date hereof, Selling Group shall provide appropriate notices to the Department of Revenue of the State of Pennsylvania ("PADOR") in order to procure a Lien Certificate from PADOR in connection with CWC. At the Closing, Selling Group shall provide to Buyer either (i) evidence of a stop order from PADOR and/or a receipt from PADOR evidencing that no amounts are owed by Selling Group to PADOR, (ii) statements from PADOR stating the amounts which are owed by Selling Group (the "Deficiency") or (iii) an estimate mutually agreed to by the parties of such liability (the "Estimate"). Any portion of the sum of the Estimate or Deficiency shall be withheld from the Purchase Price and be paid to Selling Group and/or PADOR, as the case may, be in accordance with the various final releases received from PADOR.

                                   ARTICLE 5

                                OTHER AGREEMENTS

      5.1   Non-Competition Agreement.

      Each member of Selling Group and its Affiliates shall not (a) own, conduct, sell or act as an agent for the sale of, invest in, or have any direct or indirect interest in any business providing Mobile Wireless Services (as defined below) within the boundaries of the Markets for a period of two (2) years after the Closing, provided, however, that the ownership of securities of any company owning or operating a business referred to above is permitted if such securities are publicly traded on a national securities market and constitute less than ten percent (10%) of the outstanding stock thereof and do not constitute control over such company, (b) solicit employees and agents of Buyer for the same period, (c) utilize confidential and proprietary data with respect to the Mobile Wireless Services business of the System for a period of four (4) years from the Closing and (d) use the name "Conestoga Wireless" in the Markets. For purposes of this Section 5.1, "Mobile Wireless Services" shall mean all cellular, PCS, and SMR (Nextel) based services and any service based upon the use of a PCS (1900 MHz) license. Notwithstanding the foregoing, the ownership of securities of any company owning or operating a business referred to above is permitted if such securities are publicly traded on a national securities market, constitute less than ten percent (10%) of the outstanding stock thereof, and do not constitute control over such company.

      Each member of Selling Group agrees that in the event that of any breach of this Section 5.1, Buyer shall have all rights and remedies available to it at law or in equity, including without limitation the right and remedy to have the provisions of this Section 5.1 specifically enforced to the extent permitted by law by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause immediate irreparable injury to Buyer and that money damages will not provide an adequate remedy at law for any such breach or threatened breach. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law, in equity, or pursuant to this Agreement. Each member of Selling Group acknowledges that the product, temporal and geographic scope of the covenants set forth in this Section 5.1 are reasonable in light of the potential harm any breach thereof could cause Buyer.

      If any of the provisions or covenants contained in this Section 5.1 are held to be unenforceable in any jurisdiction because of the duration or scope thereof, the parties agree that the court making such determinations shall have the power to reduce the duration and/or scope of such provision or covenant and, in its reduced form, said provision or covenant shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of Sections 5.1 in any other jurisdiction.

      5.2   Selling Group's Employees.

      On and as of the Closing Date, Selling Group will take all action necessary to terminate the employees who performed services on behalf of the System. In addition, on the Closing Date, Selling Group shall cause to be paid to such employees all payroll sums, including, without limitation vacation pay, change of control, severance, retiree medical, or other benefits due to them through the close of business, other than any such payroll sums that are Current Liabilities included in the Working Capital Adjustment, on the Closing Date or arising thereafter as a result of such employees' employment by Selling Group and shall indemnify, defend and hold harmless Buyer from and against all Indemnifiable Damages (as defined in Section 9.1) resulting or arising from such sums or from the termination of the employees' employment. All such payments, to the extent not made in full by Selling Group, shall be considered an Excluded Liability. On or prior to November 25, 2002, Buyer shall provide Selling Group with a list of those employees of the System to whom Buyer intends to offer employment effective as of the Closing Date. Commencing immediately after November 25, 2002, Buyer may offer employment to any of such employees on terms and conditions unilaterally determined by Buyer, effective on the Closing Date, provided that Buyer shall give credit to any hired employees for years of service with Selling Group in connection with vacation time and benefits. Buyer shall provide Selling Group with a list of those employees of the System who have accepted employment with Buyer as of the Closing Date. Notwithstanding the foregoing, Selling Group shall be responsible for all costs of employing all employees through the Closing Date. Buyer shall be responsible for all costs of employing the employees it chooses to hire following the Closing Date. In addition, Buyer shall be responsible for its actions during the interviews of all prospective employees.

      5.3   BTS Agreement.

      Not in limitation of anything contained herein to the contrary, it is specifically acknowledged and agreed that the BTS Agreement shall not be assumed by Buyer and shall be an Excluded Asset and not an Assumed Liability. In addition, Buyer and Selling Group agree to the following with respect to the BTS
Agreement:

            (a) CWC will lease additional Collocation Towers (as defined in the BTS Agreement) such that prior to Closing, not less than eight (8) but no more than ten (10) Collocation Towers (the "Initial Tower Leases") will have been either constructed or acquired by Mountain Union to be counted against the Conestoga Minimum Tower Commitment (as defined in the BTS Agreement). After Closing, Buyer shall lease such number of additional Collocation Towers either constructed or acquired by Mountain Union to be counted against the Conestoga Minimum Tower Commitment equal to ten (10) less the actual number of Initial Tower Leases entered into by CWC at closing; provided that (i) the costs of building out such additional Collocation Towers, including, but not limited to, the Nortel BTS, cable, antenna, interconnect or microwave link and related labor costs shall be the responsibility of CWC, (ii) the number of such leases is no more than two
      (2) and (iii) any such amounts expended by CWC shall not be included as part of the Cap Ex Surplus. The parties acknowledge that certain tower build out equipment held in inventory and not utilized in other CWC tower sites as of the Closing Date, including, but not limited to base stations, title to which will be transferred to Buyer at Closing in accordance with the terms hereunder, may be used by CWC to meet its obligations pursuant to this Section 5.3(a) to build out Collocation Towers for lease by Buyer.

            (b) Buyer will support Selling Group in (i) re-negotiating the time period for the building of the Conestoga Minimum Tower Commitment until June, 2004 or later and (ii) obtaining the consent of Mountain Union to allow Buyer to assist Selling Group in fulfilling the Conestoga Minimum Tower Commitment, provided that in no event shall Buyer assume or undertake any liability or obligation directly to Mountain Union in connection with the BTS Agreement except as specifically set forth in this
      Section 5.3.

            (c) Provided that the aggregate number of Collocation Towers that are either leased by CWC or built-out by CWC pursuant to Section 5.3(a) above is at least ten (10), Buyer will lease five (5) additional Collocation Towers (such number, the "Additional Towers") to be counted against the Conestoga Minimum Tower Commitment. Such five (5) Additional Towers shall be in addition to the maximum of two (2) towers leased by Buyer pursuant to Section 5.3(a) hereof. Selling Group shall pay to Buyer, promptly upon receiving an invoice therefor, an amount equal to the lesser of (i) 50% of the costs of building out the Additional Towers, including, but not limited to, the Nortel BTS, cable, antenna, interconnect or microwave link and related labor costs or (ii) $62,500 per Additional Tower. Notwithstanding anything to the contrary in this Agreement, in no event shall Selling Group pay more than $312,500 in the aggregate to Buyer for the build-out costs of the Additional Towers. At the request of Selling Group, Buyer shall provide supporting documentation to Selling Group relating to amounts payable under this Section 5.3.

            (d) In the event that Selling Group is assessed a penalty under the BTS Agreement for a failure to lease any of the last five (5) Collocation Towers required under the BTS Agreement (such number, the "Final Towers"), Buyer will pay to Selling Group one-half (1/2) of all penalties so required to be paid by Selling Group in connection with the Final Towers in accordance with the terms of the BTS Agreement, provided that the aggregate of such penalties to be paid by Buyer shall not exceed $125,000 in the aggregate. Selling Group shall have no obligation to pay for any build-out costs related to the Final Towers.

      5.4   Nortel Agreement

      Prior to Closing, CWC shall provide any notices required to terminate effective as of January 1, 2003 that certain Service and Support Plan Agreement, dated January 1, 2002, by and between Nortel Networks, Inc. ("Nortel") and CWC ("Maintenance Agreement") and that certain Purchase and License Agreement, dated June 25, 2001, by and between Nortel and CWC ("Purchase Agreement" and together with the Maintenance Agreement, the "Nortel Agreements"). Buyer shall not assume any obligations of Selling Group under any of the Nortel Agreements, all of which shall be satisfied on or prior to the Closing (except as set forth in Section 1.6(b)(iii) hereof), provided that Selling Group shall assign to Buyer as part of the Assets any warranty, indemnification or similar rights it has against Nortel under and pursuant to the Nortel Agreements.

      5.5   Books and Records.

      After the Closing, Buyer will, and will cause its Affiliates to, retain, all books, records and other documents pertaining to the Assets and the Systems in existence on the Closing Date for a period of five years from the Closing Date and to make the same available after the Closing Date for such five year period for inspection and copying by the current shareholders of CWC and its Affiliates and their representatives during the normal business hours of Buyer, upon reasonable request and upon reasonable advance notice. No such books, records or documents shall be destroyed by Buyer or any of its Affiliates without first advising D&E in writing and giving D&E a reasonable opportunity to obtain possession thereof. Without limiting the generality of the foregoing, Buyer will, and will cause its Affiliates to, make available to the Selling Group and their representatives all information deemed necessary by the Selling Group in preparing their respective financial statements and tax returns and any audits in connection therewith.

      5.6   No Other Warranties; Survival.

      Except as expressly set forth in this Agreement, no party is relying on any express or implied representations or warranties relating to any party or to the consummation of the transactions contemplated hereby. SELLING GROUP SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      5.7   Bulk Sales.

      It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the System or the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, Buyer agrees to waive any requirements for compliance with any such laws.

         5.8      Use of "Conestoga" Name.

         Notwithstanding any other provision of this Agreement to the contrary, no interest in or right to use the name "Conestoga" or any logo or trademark incorporating the name "Conestoga" or the Conestoga logo (collectively, the "Retained Names and Marks") is being transferred to Buyer pursuant to the transactions contemplated hereby. Within 120 days of the Closing Date, the use of any Retained Names and Marks by Buyer and its affiliates shall cease. Buyer, as soon as reasonably practicable following the Closing Date, will, and will cause its affiliates to, remove or obliterate all the Retained Names and Marks from its signs, purchase orders, invoices, sales orders, labels, letterheads, web sites, mail addresses, domain name services, datalinks, advertisements, shipping documents, and other items and materials, and not to put into use after the Closing Date any such items and materials not in existence on the Closing Date that bear any Retained Name or Mark or any name, mark or logo similar thereto (the "Excess Materials"). Buyer agrees that Selling Group shall have no responsibility for claims by third parties arising out of, or relating to, the use by Buyer or any of its affiliates thereof of any Retained Name or Mark after the Closing Date, and Buyer agrees to indemnify and hold harmless Selling Group or any of its affiliates from any and all claims that may arise out of the use thereof by Buyer or any of its affiliate thereof.

         5.9      Reading Royals Agreement.

         Buyer agrees to use its best efforts to renegotiate the terms of that certain Advertising Agreement dated February 2, 2001 by and between SA Hockey Associates, LLC d/b/a Reading Royals Professional Hockey Club and CWC ("Reading Royals Agreement"). In the event that Buyer is unable to renegotiate the Reading Royals Agreement and elects to terminate the same, Selling Group agrees to pay fifty percent (50%) of any termination fee required to be paid by Buyer under the Reading Royals Agreement, provided that Selling Group's total payments under this Section 5.9 shall not exceed $10,000.

                                    ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the conditions set forth below.

         6.1      No Misrepresentation or Breach of Covenants and Warranties.

         There shall have been no material breach by Selling Group in the performance of any of its covenants and agreements herein; each of the representations and warranties of Selling Group contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer, provided however, that each of the representations and warranties of Selling Group contained or referred to herein that are qualified by materiality shall be true and correct in all respects; and there shall have been delivered to Buyer a certificate or certificates to that effect, dated the

Closing Date, signed on behalf of each member of Selling Group, by their President or any duly authorized officer.

         6.2      No Restraint or Litigation.

         No action, suit, investigation or proceeding shall have been instituted and pending or threatened in writing by any third party, governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

         6.3      Necessary Actions,

         At the Closing, (i) except as provided in Section 4.4, Selling Group shall have obtained all third party consents and approvals required for the transfer of the Assets to Buyer and Selling Group shall have obtained not later than December 2, 2002, the consent of CoBank, ACB and any other lenders under credit facilities of Selling Group that are required for the consummation of the transactions contemplated hereby, (ii) the Final Approval (as defined below) of the FCC and the State Commissions for the transfer and assignment of the Licenses shall have been received; and (iii) the Intercompany Agreements shall be effective as to Buyer. For the purposes hereof, "Final Approval" means that such consents shall no longer be subject to administrative or judicial appeal, review or reconsideration by the FCC or any State Commission.

         6.4      Legal Opinion.

         Buyer shall have received opinions from counsel to Selling Group, substantially in the forms attached hereto as Exhibits 6.4(1) and 6.4(2).

         6.5      Other Documentation.

         Buyer shall have received all other documents reasonably requested by counsel to Buyer which are necessary and appropriate to assign, transfer, and deliver title to, all of the Assets.

                                    ARTICLE 7

              CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLING GROUP

         The obligations of Selling Group under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the conditions set forth below.

         7.1      No Misrepresentation or Breach of Covenants and Warranties.

         There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Selling Group, provided however, that each of the representations and warranties of Buyer contained or referred to herein that are qualified by materiality shall be true and correct in all respects; and there shall have been delivered to Selling Group a certificate or certificates to such effect, dated the Closing Date, and signed on behalf of Buyer by its President or any duly authorized officer.

         7.2      No Restraint or Litigation.

         No action, suit, investigation or proceeding shall have been instituted and pending or threatened in writing by any third party, governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

         7.3      Legal Opinion.

         Selling Group shall have received an opinion from Gould & Ratner, counsel to Buyer substantially in the form attached hereto as Exhibit 7.3.

         7.4      Required Consents.

         Selling Group shall have received by December 2, 2002 the consent of CoBank, ACB and any other applicable lenders under Selling Group's credit facilities to the transactions contemplated hereby.

         7.5      Other Documentation.

         Selling Group shall have received the payment of the Purchase Price as set forth in Section 1.7 hereof, a duly executed Note and Security Agreement and all other documents reasonably requested by counsel to Selling Group which are necessary and appropriate to provide for Buyer's assumption of the Assumed Liabilities.

                                    ARTICLE 8

                                 INDEMNIFICATION

         8.1      Indemnification by Selling Group.

         Selling Group, jointly and severally, together with their respective successors and assigns, shall indemnify and hold Buyer, its members, managers, officers, employees, agents, lenders and their respective successors, assigns, partners, heirs and personal representatives harmless from, against or in respect of the aggregate of all Indemnifiable Damages of Buyer. For this purpose, the term "Indemnifiable Damages" of Buyer means the aggregate of any and all damage, loss, deficiency, liability, expense (including, but not limited to, any reasonable attorney's fees, expert witness fees, court costs and expenses), action, suit, proceedings, demand, settlement, assessment or judgment to or against Buyer arising out of or in connection with:

                  (a) Any Excluded Liability;

                  (b) Any breach or violation of or non-performance by Selling Group of any of its respective representations, warranties, covenants or agreements contained in this Agreement; and

                  (c) any violation of the Bulk Sales Laws or other similar laws requiring notice to governmental and non-governmental creditors caused by consummation of the transactions contemplated by this Agreement, but only to the extent such violation relates to debts, obligations and liabilities which are not Assumed Liabilities.

         Notwithstanding anything contained in this Agreement, Buyer's assumption of the Assumed Liabilities in accordance with Section 1.3 shall not be construed as limiting Buyer's right to recover Indemnifiable Damages from Selling Group pursuant to the provisions of Section 8.1 as a result of a breach of the representations and warranties of Selling Group.

         8.2      Indemnification by Buyer.

         Buyer and its successors and assigns shall indemnify and hold harmless Selling Group, their respective shareholders, directors, officers, employees, agents, lenders and their respective successors, assigns, heirs and personal representatives, from and with respect to all Indemnifiable Damages (as defined in Section 8.1 above) suffered by Selling Group, together with their successors and assigns, arising out of or in connection with:

                  (a) Any Assumed Liability;

                  (b) Any breach or violation of, or non-performance by, Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement; and

                  (c) Any amount required to be paid pursuant to that certain Limited Guaranty Agreement dated June 29, 2001 (the "Mountain Union Guaranty").

         8.3      Limitation of Damages.

         The foregoing obligations described in Sections 8.1 and 8.2 shall be subject to and limited by the following principles and limitations:

                  (a) All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement from the Closing Date through the date that is eighteen months following the Closing Date and shall thereafter terminate, provided, however, that notwithstanding the foregoing, the representations and warranties contained in (1) Section 2.11 shall be of unlimited duration; (2) Section 2.6 shall terminate thirty (30) days after the expiration of the applicable statute of limitations; and (3)
         Section 2.15 shall terminate on the date that is five (5) years following the Closing Date. Claims first asserted within the period referred to above shall not be barred and shall survive indefinitely until such claims are resolved.

                  (b) Selling Group shall not be responsible to Buyer under
         Section 8.1(b) unless and until the aggregate of all Indemnifiable Damages suffered by Buyer exceeds Forty Thousand ($40,000) (the "Threshold Amount") and then Selling Group shall be responsible to indemnify Buyer for all Indemnifiable Damages in excess of such Threshold Amount, provided, however, that this provision shall not apply to breaches of the representations and warranties contained in Sections 2.6, 2.11, and 2.20 for which

         Buyer shall be fully indemnified notwithstanding the amount of Indemnifiable Damages. The Indemnifiable Damages required to be paid by Selling Group pursuant to this Article 8 shall in no event exceed five million dollars ($5,000,000), plus court costs and reasonable attorneys fees and expenses in connection with any claim by Buyer hereunder (the "Selling Group Cap"), provided, however, that the Selling Group Cap shall not apply to the indemnification set forth in Section 8.1(a), breaches of the representations and warranties set forth in Sections
         2.6 and 2.11 or any breach of Section 5.1.

                  (c) Buyer's liability for Indemnifiable Damages suffered by Selling Group shall be limited to, and in no event shall exceed, five million dollars ($5,000,000), plus court costs and reasonable attorneys fees and expenses in connection with any claim by Selling Group hereunder (the "Buyer Cap"), provided, however, that the Buyer Cap shall not apply to the indemnification set forth in Sections 8.2(a) or 8.2(c).

         8.4      Notice of Claims.

         The party seeking indemnification (the "claiming party") shall promptly cause notice of any claim hereunder (including without limitation items that would be claims if they were not below the Threshold Amount) to be delivered to the other party (the "non-claiming party"). The non-claiming party and its counsel shall have the right at any time, at its sole expense, to defend, negotiate or settle the claim (provided that the claiming party and its counsel may participate at their sole cost and expense). Any notice of a claim shall state with reasonable specificity the representation, warranty, covenant or agreement allegedly breached, the alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim (if such amount can be reasonably estimated). If such notice and opportunity are not given, or if any claim is compromised or settled without notice to and consent of the non-claiming party, no liability shall be imposed on the non-claiming party by reason of such claim. Notwithstanding anything contained in this
Section 8.4 to the contrary, the claiming party may retain control over the defense of any claim hereunder if such claim is necessary to (i) prevent its assets from being seized, attached or otherwise encumbered as a result of such third party action and (ii) respond to and control any action requiring immediate response, such as prayers for injunctive and other emergency relief, provided such control shall continue only so long as necessary under (i) and
(ii) above. The parties shall cooperate at all times in reasonable requests for documents, testimony and other forms of assistance in connection with any claim pursuant to this Section 8.4. The indemnification procedures set forth in this
Section 8.4 shall apply to all indemnification rights and obligations set forth in this Agreement, whether set forth in this Article 8 or otherwise.

         If the claim does not arise from the claim or demand of a third party, the non-claiming party shall have thirty (30) business days after the receipt of the written notice of such claim to object to the claim by giving written notice to the claiming party specifying the reasons for such objection or objections. If the non-claiming party does not so object to the claim, the total amount of the claim shall be promptly be paid by the non-claiming party. If the non-claiming party objects to the claim and the parties are unable to settle any such dispute, then the parties shall have all rights and remedies at law or in equity, and either the claiming party or non-claiming party may commence an action or proceeding to resolve such dispute.

         8.5      Set-Off.

         At the election of Selling Group, in the event there are any Indemnifiable Damages due to Buyer under this Article 8, Buyer shall set off the amounts due from Selling Group against amounts due and owing under the Note. It is acknowledged that Selling Group may be required to indemnify Buyer for amounts in excess of the principal amount due and owing under the Note in connection with (a) the indemnification obligations set forth set forth in
Section 8.1(a), (b) breaches of the representations and warranties set forth in Sections 2.6 and 2.11 and (c) breaches of Section 5.1. Selling Group shall provide written notice of such set off to Buyer and the principal amount of the Note will be deemed amended as of the date of such notice. At Buyer's request, Selling Group shall return the original Note to Buyer after Buyer executes and delivers to Selling Group a replacement Note in the amount of the amended principal amount. In the event of such set off, the principal amount of the Note shall be deemed amended regardless of whether an amended Note is executed and delivered. In the event that there are Indemnifiable Damages due to each party hereunder, such amounts shall be set-off against each other to determine the net amount due and owing among the parties.

         8.6      Exclusivity.

         This Article 8 sets forth the only responsibility of each party, from and after the Closing, to indemnify or otherwise protect the other party against any loss, liability or expense arising out of or related to the transactions contemplated by this Agreement.

                                    ARTICLE 9

                                   TERMINATION

         9.1      Termination.

                  (a) Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

                           (i) By the mutual written consent of Buyer and D&E;

                           (ii) By Buyer upon the breach, inaccuracy or
                  non-fulfillment by Selling Group of any of its covenants or agreements or representations or warranties contained in
                  Article 2 or Article 4 after thirty (30) days' written notice and opportunity to cure;

                           (iii) By Selling Group upon the breach, inaccuracy or
                  non-fulfillment by Buyer of any of its covenants or agreements or representations or warranties contained in Article 3 or
                  Article 4 after thirty (30) days' written notice and opportunity to cure;

                           (iv) By Buyer or Selling Group if the Closing has not
                  occurred on or before March 31, 2003; and

                           (v) By Selling Group in accordance with Section 4.8.

                  (b) Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time after December 2, 2002 and prior to the Closing Date:

                           (i) By Buyer or Selling Group upon the failure of the
                  conditions set forth in Section 6.3 and 7.4 relating to the obtaining of the consent of CoBank, ACB and the other lenders under Selling Group's credit facilities.

         9.2      Remedies.

                  (a) By Selling Group. In the event of the existence of Selling Group's right to terminate pursuant to Section 9.1(a)(iii) hereof, Selling Group may at their sole election (i) waive such right and close, (ii) terminate the Agreement or (iii) provided that the existence of such right to terminate is not solely as a result of an intentional breach by Buyer, seek monetary damages for Buyer's material breach (provided that Selling Group is also not in material breach or that Buyer is otherwise entitled to terminate this Agreement pursuant to Section 9.1) which damages the parties agree are to be limited to the Earnest Money Deposit, such Earnest Money Deposit to be liquidated damages given the difficulty of determining the actual damages suffered by Selling Group and such damages not to be considered a penalty.

                  (b) By Buyer. In the event of the existence of Buyer's right to terminate pursuant to Section 9.1(a)(ii), Buyer shall at its election either (i) waive such right and close, (ii) terminate the Agreement or (iii) provided that the existence of such right to terminate is not solely as a result of an intentional breach by Selling Group, (1) seek the remedy of specific performance, it being acknowledged that the Assets and the System are unique and monetary damages would not be wholly adequate, or (2) seek monetary damages for Seller's breach, which damages the parties agree are to be limited to two million dollars ($2,000,000), such amount to be liquidated damages given the difficulty of determining the actual damages suffered by Buyer and such damages not to be considered a penalty.

                  (c) Other. In the event that this Agreement shall be terminated pursuant to Section 9.1(a)(i), (a)(iv) or (b)(i), all further obligations of the parties under this Agreement (other than Sections 10.1 and 10.7) shall be terminated without further liability of any party to the other and the Earnest Money Deposit and all accrued interest thereon shall be returned to Buyer.

         9.3      Risk of Loss.

         The risk of any loss to the Assets and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of Selling Group until the Closing Date. If any material part of the Assets shall be damaged by fire or other casualty prior to the Closing hereunder, Buyer shall have the right and option:

                  (a) to terminate this Agreement, without liability to Buyer or Selling Group; or

                  (b) to proceed with Closing hereunder, in which event such casualty shall not constitute a breach by Selling Group of any representation, warranty or covenant in this Agreement, and,

                           (i) Buyer shall be entitled to receive and retain the
                  insurance proceeds arising from such casualty; and

                           (ii) Buyer shall be entitled to receive a credit
                  against the cash portion of the Purchase Price for any deductible applicable to such casualty loss under Selling Group's insurance policies.

                                   ARTICLE 10

                               GENERAL PROVISIONS

         10.1     Confidential Nature of Information.

         Each party hereto agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding any other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby, the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, all copies of nonpublic documents and material which have been furnished in connection therewith shall be promptly returned to the party furnishing the same, shall continue to be treated as confidential information and shall not be used for the benefit of the party who returned such confidential information.

         10.2     Governing Law.

         This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware and the applicable rules and regulations of the FCC without giving effect to the provisions, policies or principles of the State of Delaware relating to choice or conflict of laws.

         10.3     Notices.

         All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, or when sent by registered or certified mail or prepaid overnight courier or by legible facsimile addressed as follows:

                           If to Buyer, to:

                           Keystone Wireless, LLC
                           c/o PC Management, Inc.
                           12800 University Drive
                           Fort Myers, FL 33907
                           Attn: Robert C. Martin, President
                           Facsimile: (941) 335-1339

                           with a copy to:

                           Gould & Ratner
                           222 North LaSalle Street, Suite 800
                           Chicago, IL 60601-1086
                           Attn: Brian B. Gilbert
                           Facsimile:  (312) 236-3241

                           If to Selling Group:

                           D&E Communications, Inc.
                           124 East Main Street
                           Ephrata, PA  17522
                           Attn:  G. William Ruhl, Chief Executive Officer
                           Facsimile: (717) 733-7461

                           with a copy to:

                           Morgan, Lewis & Bockius LLP
                           1701 Market Street
                           Philadelphia, PA 19103
                           Attn: Timothy Maxwell
                           Facsimile:  (215) 963-5299

or to such address as such party may indicate by a notice delivered to the other parties hereto. Notice is deemed received the same day (in the case of personal delivery), three (3) days after mailing (in the case of registered mail) and the next business day (in the case of overnight courier or facsimile transmission).

         10.4     Successors and Assigns.

                  (a) The rights of the parties under this Agreement shall not be assignable, except that Buyer may assign its rights hereunder to an Affiliate.

                  (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 10.4 any right, remedy or claim under or by reason of this Agreement.

         10.5     Entire Agreement; Amendments.

         This Agreement and the Schedules and Exhibits referred to herein and the documents delivered pursuant hereto, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto including without limitation the Letter of Intent. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

         10.6     Waivers.

         Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         10.7     Expenses.

         Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including, without limitation, the fees, expenses and disbursements of its counsel and accountants.

         10.8     Sales and Transfer Taxes.

         Any sales, use or other taxes, any documentary and transfer taxes imposed in connection with the transactions contemplated by this Agreement shall be borne by Selling Group. Payment of such sales and transfer taxes shall be made to the party required under applicable law to collect and/or pay such taxes.

         10.9     Execution of Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been agreed upon by each of the parties and delivered to Selling Group and Buyer.

         10.10    Control Rights.

         The filing party under this Agreement shall control any audits, disputes, administrative, judicial or other proceedings related to taxes with respect to which either party may incur liability hereunder. Subject to the preceding sentence, in the event an adverse determination may result in each party having responsibility for an amount of taxes under this Agreement, each party shall be entitled to fully participate in that portion of the proceedings relating to the taxes with respect to which it may incur liability hereunder. For purposes of this section, the term "participation" shall include (i) participation in conferences, meetings or proceedings with any taxing or governmental authority, the subject matter of which includes an item for which such party may have liability hereunder, (ii) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability hereunder, and (iii) with respect to the matters described in the preceding clauses (i) and (ii), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs and the conduct of oral arguments and presentations.

         10.11    Headings; Knowledge of Selling Group.

         All section headings and the use of a particular gender are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference in this Agreement to a Section, Exhibit or the Disclosure Schedule shall be deemed to be a reference to a Section, Exhibit or the Disclosure Schedule of this Agreement unless the context otherwise expressly requires. "Knowledge of Selling Group" or words of similar import shall be conclusively deemed to be only such actual knowledge, of Albert H. Kramer, G. William Ruhl, Thomas E. Morell, William D. Chamblin and W. Garth Sprecher. Selling Group (and each of the named individuals) shall not be deemed to have actual or constructive knowledge of any fact, circumstance or occurrence known to any person other than as set forth in the preceding sentence.

                  --BALANCE OF PAGE INTENTIONALLY LEFT BLANK.--

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                        BUYER:

                                        KEYSTONE WIRELESS, LLC

                                            By: PC MANAGEMENT, INC., its Manager

                                                By: /s/ Robert C. Martin
                                                    ----------------------------
                                                        It's:  President
                                                                ----------------

                                        SELLING GROUP:

                                        D&E COMMUNICATIONS, INC.

                                        By: /s/ G. William Ruhl
                                            ------------------------------------
                                               It's:   Chief Executive Officer
                                                    ----------------------------

                                        CONESTOGA WIRELESS COMPANY

                                        By: /s/ G. William Ruhl
                                            ------------------------------------
                                               It's: President
                                                    ----------------------------

                                 AMENDMENT NO. 1

         This Amendment No. 1 (this "Amendment") dated as of January 3, 2003, is entered into by and among D&E Communications, Inc., a Pennsylvania corporation ("D&E"), Conestoga Wireless Company, a Pennsylvania corporation ("CWC") and Keystone Wireless, LLC, a Delaware limited liability company ("Buyer"). Capitalized terms used herein not defined shall have the meaning assigned to such terms in the Agreement (as hereinafter defined).

                                    RECITALS

         WHEREAS, the parties entered into an Asset Purchase Agreement dated as of November 12, 2002 (as amended, the "Agreement"); and

         WHEREAS, the parties desire to amend the Agreement as set forth in this Amendment.

         NOW THEREFORE, intending to be legally bound, the parties hereby agree as follows:

         1. Section 1.6(b)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

                  "In the event that as of the Closing Date, the number of Subscribed Units (as defined below) of the System is less than 21,000 ("Subscriber Target"), the Purchase Price shall be reduced by an amount equal to the product of the difference between the Subscriber Target and the actual number of Subscribed Units multiplied by $345 ("Subscriber Credit"). As defined herein, the term "Subscribed Units" shall mean a mobile telephone used by a System subscriber (1) on a regular monthly rate plan, where such subscriber has been making regular payments as a subscriber at tariffed rates without discount (except for discounts for service and equipment in the usual and ordinary course) and such subscriber is not 60 days or more past due in payment default under its subscriber agreement or (2) on a pre-pay plan, where such customer has not yet reached a "cancelled" status in accordance with CWC practices. In the event that the Closing is delayed beyond January 17, 2003, the parties shall negotiate in good faith for a new Subscriber Target; provided, however, that if the Closing is delayed due to Buyer's failure to satisfy its conditions to closing, then the Subscriber Target shall remain at 21,000."

         2. Section 4.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "Consents and Approvals.

                  Selling Group and Buyer have filed the necessary transfer and consent to assignment applications with the FCC to transfer the Licenses from Selling Group to Buyer. Selling Group shall use its commercially reasonable efforts promptly, and Buyer will cooperate with Selling Group in such efforts, to obtain the consents and approvals listed on Schedule 2.2 without increasing the financial or other burdens that are the subject of the

         Contracts. In obtaining such consents, Selling Group shall utilize the forms of Consent and Estoppel Certificates set forth as Exhibit 4.4 hereof for all lease agreements for which consent, and not notification, is required, unless otherwise approved by Buyer's counsel, and for all other consents and notifications shall use such other documents in form reasonably satisfactory to Buyer's counsel. Selling Group shall not be obligated to obtain any consent listed in
         Schedule 2.2 unless the failure to obtain such consent would, individually or in the aggregate with any other consents not obtained, have a material adverse effect on the business operations of the System or the coverage provided by the System in each portion of the Market that it services ("Material Consent"). To the extent that the cost to Selling Group of obtaining the consents listed in Schedule 2.2 exceeds $75,000 in the aggregate, Selling Group shall not be obligated to obtain such consents unless any of such consents would constitute Material Consents. If any consent that is not a Material Consent has not been obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the instrument in question so that Buyer would not in effect acquire the benefit of all such rights, then CWC, to the maximum extent permitted by law and the instrument, shall act as Buyer's agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the instrument, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. After the Closing, the parties hereto shall use reasonable efforts to obtain all such consents and, if and when any is obtained, CWC shall promptly assign the instrument in question to Buyer. Selling Group shall also cooperate with and assist Buyer and its authorized representatives in order to provide an efficient transfer of the control and management of the System and to avoid any undue interruption in the activities and operations of the System following the Closing Date except for the transactions contemplated hereby."

         3. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. This Amendment shall be construed as one with the Agreement, and the Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment.

         4. This Amendment may be executed in two or more counterparts, which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the date first written.



                                        D&E COMMUNICATIONS, INC.

                                        By: /s/ G. William Ruhl
                                            ------------------------------------
                                        Name: G. William Ruhl
                                        Title: Chief Executive Officer

                                        CONESTOGA WIRELESS COMPANY

                                        By: /s/ Albert H. Kramer
                                            ------------------------------------
                                        Name: Albert H. Kramer
                                        Title: Vice President and Secretary

                                        KEYSTONE WIRELESS, LLC

                                        By: PC Management, Inc., its Manager

                                              By: /s/ Robert C. Martin
                                                  ------------------------------
                                              Name: Robert C. Martin
                                              Title: Manager